Exhibit 5.1

[LETTERHEAD OF CLIFFORD CHANCE US LLP]

April 11, 2013

Hannon Armstrong Sustainable Infrastructure Capital Inc.

1906 Towne Centre Blvd

Suite 370

Annapolis, MD 21401

(410)571-9860

Ladies and Gentlemen:

We have acted as counsel to Hannon Armstrong Sustainable Infrastructure Capital Inc., a Maryland corporation, (the “Company”) in connection with the registration statement on Form S-11 (File No. 333-186711) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and in connection with the offer and sale by the Company of up to 15,333,332 shares, including up to 1,999,999 shares to be sold pursuant to any underwriters’ overallotment option, in an underwritten initial public offering (the “Shares”) of its common stock, par value $0.01 per share, which are to be sold by the Company pursuant to an Underwriting Agreement (the “Underwriting Agreement”), by and among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC as representative of the several underwriters named therein.

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law as we have deemed necessary, we are of the opinion that following the (i) issuance of the Shares pursuant to the terms of the Underwriting Agreement and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the board of directors of the Company, the Shares will be legally issued, fully paid, and nonassessable.

The opinion set forth in this letter relates only to the Maryland General Corporation Law, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Clifford Chance US LLP